                                           Exhibit 11

                                 LEGG MASON, INC. AND SUBSIDIARIES
                                 COMPUTATION OF EARNINGS PER SHARE
                             (In thousands except per share amounts)


                                                       For the Years Ended March 31,
                                                            Primary(1)
                                        1993          1994         1995        1996         1997

Net income per share common stock:

  Net earnings                       $30,236       $36,297      $16,267     $37,867      $56,593

  Interest expense, net, on
    convertible debentures             ----         ----         ----         ----        ----

  Net earnings applicable to
    common stock and other
    dilutive securities              $30,236       $36,297      $16,267     $37,867      $56,593

  Weighted average number of
    common shares outstanding
    during the period                 12,495        12,972       13,478      14,687       17,246

  Additional shares assuming the
    effects of stock options
    and conversion of convertible
    debentures                           403           462          375         586          813

  Weighted average number of
    common shares used to
    calculate net earnings per
    common share                      12,898        13,434       13,853      15,273       18,059

  Net earnings per common share      $  2.34       $  2.70      $  1.17     $  2.48      $  3.13

Dividends per common share           $  .312       $  .380      $  .430     $  .470      $  .510


  (1) Restated due to pooling of interests transaction.



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                               Exhibit 11 Continued

                       LEGG MASON, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands except per share amounts)


                                                   For the Years Ended March 31,
                                                       Fully Diluted (1)

                                           1993         1994         1995         1996         1997

Net earnings per share common stock:

  Net earnings                          $30,236      $36,297      $16,267      $37,867      $56,593

  Interest expense, net, on
    convertible debentures                1,207        2,811        2,849        1,956          154

  Net earnings applicable to
    common stock and other
    dilutive securities                 $31,443      $39,108      $19,116      $39,823      $56,747

  Weighted average number of
    common shares outstanding
    during the period                    12,495       12,972       13,478       14,687       17,246

  Additional shares assuming
    the effects of stock options
    and conversion of convertible
    debentures                            2,105        4,490        4,700        3,846        1,887

  Weighted average number of
    common shares used to
    calculate net earnings per
    common share                         14,600       17,462       18,178       18,533       19,133

  Net earnings per common share         $  2.15      $  2.24      $  1.05      $  2.15      $  2.97


  (1) Restated due to pooling of interests transaction.
